                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]


Check the appropriate box:

[_] Preliminary Proxy Statement           [_] CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
[X] Definitive Proxy Statement                RULE 14C-5(D)(2))

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12



                        MINE SAFETY APPLIANCES COMPANY
    ------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


                        MINE SAFETY APPLIANCES COMPANY
    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    (4) Proposed maximum aggregate value of transaction:

    (5) Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

Notes:

                   [LOGO OF MINE SAFETY APPLIANCES COMPANY]
   MINE SAFETY APPLIANCES COMPANY      P.O. BOX 426, PITTSBURGH, PENNSYLVANIA
                        15230      PHONE (412) 967-3000

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO THE HOLDERS OF COMMON STOCK OF
  MINE SAFETY APPLIANCES COMPANY:

     Notice is hereby given that the Annual Meeting of Shareholders of Mine Safety Appliances Company will be held on Wednesday, April 26, 1995, at 10:00 A.M., local Pittsburgh time, at the Company's headquarters, 121 Gamma Drive, RIDC Industrial Park, O'Hara Township, Pittsburgh, Pennsylvania for the purpose of considering and acting upon the following:

          (1) Election of Directors: The election of two directors for a term of three years and one director for a term of one year;

          (2) Selection of Auditors: The selection of independent auditors for the year ending December 31, 1995;

and such other business as may properly come before the Annual Meeting or any adjournment thereof.

     Only the holders of Common Stock of the Company of record on the books of the Company at the close of business on February 17, 1995 are entitled to notice of and to vote at the meeting and any adjournment thereof.

     You are cordially invited to attend the meeting. Whether or not you expect to attend the meeting, please execute and date the accompanying form of proxy and return it to the Company in the enclosed self-addressed, stamped envelope at your earliest convenience. If you attend the meeting, you may, if you wish, withdraw your proxy and vote your shares in person.

                                          By Order of the Board of Directors,

                                                     DONALD H. CUOZZO
                                                        Secretary

March 15, 1995

                   [LOGO OF MINE SAFETY APPLIANCES COMPANY]

March 15, 1995

                         MINE SAFETY APPLIANCES COMPANY

                                PROXY STATEMENT

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Mine Safety Appliances Company (the "Company") of proxies in the accompanying form to be voted at the Annual Meeting of Shareholders of the Company to be held on Wednesday, April 26, 1995, and at any and all adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. If a proxy in the accompanying form is duly executed and returned, the shares of Common Stock represented thereby will be voted and, where a specification is made by the shareholder, will be voted in accordance with such specification. A shareholder giving the accompanying proxy has the power to revoke it at any time prior to its exercise upon written notice given to the Secretary of the Company.

     The mailing address of the principal executive offices of the Company is P.O. Box 426, Pittsburgh, Pennsylvania 15230.

                       VOTING SECURITIES AND RECORD DATE

     As of February 17, 1995, the Company had 5,816,016 shares of Common Stock issued and outstanding. Holders of Common Stock of the Company of record on the books of the Company at the close of business on February 17, 1995 are entitled to notice of and to vote at the Annual Meeting and at any adjournment thereof. Such holders are entitled to one vote for each share held and do not have cumulative voting rights with respect to the election of directors. Holders of outstanding shares of the Company's 4-1/2% Cumulative Preferred Stock are not entitled to vote at the meeting.

     See "Security Ownership" for information with respect to share ownership by the directors and executive officers of the Company and the beneficial owners of 5% or more of the Company's Common Stock.

                                 PROPOSAL NO. 1
                             ELECTION OF DIRECTORS

     Three directors will be elected at the Annual Meeting. In order to equalize classes on the Board, two directors will be elected for terms expiring at the Annual Meeting in 1998, and one director will be elected for a term expiring at the Annual Meeting in 1996. In each case, the terms of the directors elected will continue until a successor has been elected and qualified.

     The Board of Directors recommends a vote FOR the election of the three nominees named below, each of whom has consented to be named as a nominee for the class indicated below and to serve if elected. Properly executed proxies timely received in the accompanying form will be voted for the election of the nominees named below, unless otherwise directed thereon, or for a substitute nominee designated by the Board in the event a nominee named becomes unavailable for election.

     The following table sets forth certain information about the nominees, all of whom are currently members of the Board, and about the other directors whose terms of office will continue after the Annual Meeting:

                             PRINCIPAL OCCUPATION AND ANY                   DIRECTOR                   OTHER
          NAME                 POSITION WITH THE COMPANY          AGE         SINCE                DIRECTORSHIPS
         ------              -----------------------------        ---       ---------              -------------
                                              NOMINEES FOR TERMS EXPIRING IN 1998:

Helen Lee Henderson        Investor; President of Chiron           56          1991                  None
                           Productions, Ltd. (theatrical and
                           media productions)

John T. Ryan III           President, Chairman and Chief           51          1981                  None
                           Executive Officer of the Company

                                            NOMINEE FOR TERM EXPIRING IN 1996:

Leo N. Short, Jr.          Retired; formerly Chairman of the       68          1986                  None
                           Board and Chief Executive Officer
                           of the Company
                                      CONTINUING DIRECTOR WITH TERM EXPIRING IN 1996:

Joseph L. Calihan          Managing Partner of Bradford            57          1993                  None
                           Capital Partners (venture capital
                           investments and acquisitions);
                           Chairman of the Board and Chief
                           Executive Officer of Bradford
                           Schools, Inc. (post-secondary
                           business schools)
                                     CONTINUING DIRECTORS WITH TERMS EXPIRING IN 1997:
Calvin A. Campbell, Jr.    President and Chief Executive           60          1994                 Champion Parts, Inc.;
                           Officer of Goodman Equipment                                             Eastman Chemical Company
                           Corporation (manufacturer of
                           underground mining locomotives
                           and plastics blow molding
                           machinery)

G. Donald Gerlach          Partner of Reed Smith Shaw &            61          1989                  None
                           McClay (attorneys-at-law); Vice
                           Chairman of Keystone Financial
                           Corp. (hospital investment
                           manager)

John T. Ryan, Jr.          Retired; formerly Chairman of the       83          1943                  None
                           Board of Directors of the
                           Company; Chairman of the
                           Executive Committee of the Board

     For at least the past five years, directors Calihan, Campbell, Gerlach and Henderson have engaged, and for at least five years prior to his retirement director Ryan, Jr. was engaged, in the principal occupations indicated in the table above. Prior to becoming President, Chairman and Chief Executive Officer in October 1991, Mr. Ryan

III was President of the Company since April 1990 and previously was Executive Vice President of the Company. Mr. Short was Chairman of the Board and Chief Executive Officer of the Company from April 1990 to October 1991 and previously was President and Chief Executive Officer of the Company. Mr. Campbell also was Chairman of the Board (May 1991 to May 1992) and President and Chief Executive Officer (February 1992 to May 1992) of Cyprus Minerals Company (now Cyprus Amax Minerals Company).

     The Board of Directors has established an Audit Committee, a Compensation Committee, a Nominating Committee and certain other committees. The Audit Committee, which met two times during 1994, reviews the preparations for and scope of the annual audit of the Company's financial statements, makes recommendations as to the retention of independent auditors and as to their fees and performs such other duties relating to the financial statements of the Company and other matters as the Board of Directors may assign from time to time. The current members of the Audit Committee are directors Calihan, Campbell, Gerlach, Henderson and Ryan, Jr., each for a term expiring at the 1995 organizational meeting of the Board of Directors.

     The Compensation Committee presently consists of directors Campbell, Gerlach, Henderson, Ryan, Jr. and Short, each for a term expiring at the 1995 organizational meeting of the Board. The Compensation Committee, which met five times in 1994, makes recommendations to the Board with respect to the compensation of officers of the Company. A report of the Compensation Committee as to its policies in recommending the 1994 compensation of the Company's executive officers appears below. The Compensation Committee also administers the Company's 1987 Management Share Incentive Plan, and is empowered to award restricted shares and grant stock options thereunder, and administers the predecessor 1980 Management Share Incentive Plan.

     The current members of the Nominating Committee are directors Calihan, Gerlach, Henderson and Ryan III, each for a term expiring at the 1995 organizational meeting of the Board. The Nominating Committee, which met four times in 1994, considers potential candidates for election to the Board of Directors and makes recommendations to the Board. Any shareholder who desires to have an individual considered for nomination by the Nominating Committee must submit a recommendation in writing to the Secretary of the Company not later than November 30 preceding the annual meeting at which the election is to be held.

     The Board of Directors met six times during 1994. All directors attended at least 75% of the combined total of the meetings of the Board and of all committees on which they served.

VOTE REQUIRED

     There will be separate elections at the Annual Meeting for the election of two directors for terms expiring in 1998 and for the election of one director for a term expiring in 1996. In the election for terms expiring in 1998, the two candidates receiving the highest numbers of votes cast by the holders of Common Stock voting in person or by proxy will be elected. In the election for a term expiring in 1996, the candidate who receives the highest number of votes cast by the holders of Common Stock voting in person or by proxy will be elected. A proxy vote indicated as withheld from a nominee will not be cast for such nominee but will be counted in determining whether a quorum exists for the meeting.

     The Company's Restated Articles require that any shareholder intending to nominate a candidate for election as a director must give written notice, containing specified information, to the Secretary of the Company not later than 90 days in advance of the meeting at which the election is to be held. No such notices were received with respect to the 1995 Annual Meeting. Therefore, only the nominees named above will be eligible for election at the meeting.

              OTHER INFORMATION CONCERNING DIRECTORS AND OFFICERS

EXECUTIVE COMPENSATION

     The following table sets forth information concerning the annual, long-term and other compensation paid or accrued by the Company and its subsidiaries for the years 1994, 1993 and 1992 for the persons who were at the end of 1994 the chief executive officer and the other four most highly compensated executive officers of the Company (the "Named Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                                         LONG-TERM
                                                ANNUAL COMPENSATION                 COMPENSATION AWARDS
                                     ---------------------------------------    -------------------------
                                                                                                  SHARES
                                                                                                 UNDERLYING
                                                                   OTHER                           STOCK
                                                                   ANNUAL        RESTRICTED       OPTIONS
NAME AND                                                        COMPENSATION        STOCK         (NO. OF       ALL OTHER
PRINCIPAL POSITION         YEAR      SALARY ($)   BONUS ($)        ($)(1)       AWARDS ($)(2)     SHARES)     COMPENSATION ($)(3)
- ------------------         ----      ---------    ---------        ------       -------------    --------     -------------------
John T. Ryan III,          1994      $ 298,356    $ 132,431         --              --              5,530         $  25,198
 President,                1993        298,356       62,853         --           $ 326,564         --                23,074
 Chairman and              1992        285,480      107,100         --              --             --                28,597
 Chief Executive
 Officer

Werner E. Christen,        1994      $ 268,736    $  30,320         --              --             --                --
 Vice President            1993        268,736       --             --              --             --                --
 (Managing                 1992        270,416       23,550         --              --             --                --
 Director of MSA
 Europe and General
 Director of German
 subsidiary)

Thomas B. Hotopp,          1994      $ 192,204    $  47,124         --              --              2,220         $  14,652
 Senior Vice               1993        192,204       32,500         --           $ 125,995         --                13,352
 President-                1992        184,200       40,200         --              --             --                15,376
 Safety Products

Frederick Tepper,          1994      $ 150,840    $  42,784         --              --              1,710         $  23,258
 Vice President            1993        150,840       25,700         --           $  89,341         --                21,210
 (General Manager,         1992        146,040       28,300         --              --             --                23,470
 Instrument Division)

James E. Herald,           1994      $ 138,900    $  37,555         --              --              1,330         $  14,626
 Vice President-           1993        138,900       17,600         --           $  91,875         --                15,444
 Finance                   1992        133,560       28,600         --              --             --                17,653

- ---------
(1) For each year, the incremental cost to the Company of personal benefits provided to any Named Officer did not exceed the lesser of $50,000 or 10% of aggregate salary and bonus.

(2) The amounts shown in this column represent the market values on January 29, 1993 of restricted shares awarded on that date. At December 31, 1994 the number and market values of restricted shares held by the Named Officers were as follows: Mr. Ryan, 8,482 shares ($381,690); Mr. Christen, none; Mr. Hotopp, 2,884 shares ($129,780); Mr. Tepper, 2,635 shares ($118,575); and
     Mr. Herald, 2,380 shares ($107,100). Holders of restricted shares receive dividends at the same rate as paid on other shares of Common Stock.

(3) 1994 amounts include Company matching contributions to the Company's Retirement Savings and Supplemental Savings Plans as follows: Mr. Ryan, $10,836; Mr. Hotopp, $8,988; Mr. Tepper, $7,228; and Mr. Herald, $4,620.
     1994 amounts also include life insurance premiums paid by the Company as follows: Mr. Ryan, $14,362; Mr. Hotopp, $5,664; Mr. Tepper, $16,030; and Mr. Herald, $10,006.

STOCK OPTION GRANTS IN 1994

     The following table sets forth information concerning stock options granted to the Named Officers in 1994 under the Company's Management Share Incentive Plan (the "MSIP"):

                              INDIVIDUAL GRANTS
- -----------------------------------------------------------------------------
                        NUMBER OF      PERCENT OF
                         SHARES       TOTAL OPTIONS                               GRANT
                       UNDERLYING      GRANTED TO      EXERCISE                   DATE
                         OPTIONS        EMPLOYEES        PRICE     EXPIRATION    PRESENT
NAME                  GRANTED(NO.)       IN 1994      ($/SH) (1)      DATE      VALUE (2)
- ----                  -------------   ------------    ----------   ----------   ---------
John T. Ryan III            5,530            33.2%     $   48.40     2/25/1999  $  39,374
Werner E. Christen         --              --             --           --          --
Thomas B. Hotopp            2,220            13.3%     $   44.00     2/25/2004  $  30,791
Frederick Tepper            1,710            10.3%     $   44.00     2/25/2004  $  23,718
James E. Herald             1,330             8.0%     $   44.00     2/25/2004  $  18,447

- ---------
(1) The exercise price is the market value of the Common Stock on the date the options were granted, except that in the case of Mr. Ryan III it is 110% of such value. The option granted to Mr. Ryan III became exercisable as to 1,371 shares on August 25, 1994 and 2,272 shares on January 1, 1995 and will become exercisable as to the remaining 1,887 shares on January 1, 1996, subject to possible acceleration in certain events involving an actual or threatened change of control of the Company. The other options became exercisable in full on August 25, 1994. All options are intended to qualify as incentive stock options under the Internal Revenue Code.

(2) The grant date present value of the options has been determined utilizing the Black-Scholes option pricing model. The assumptions used to arrive at the present values were: five-year stock price volatility of .160; expected dividend yield of 2.06%, expected option term of five years for Mr. Ryan III and ten years for the remaining options, and a 5.65% risk-free rate of return.

STOCK OPTION EXERCISES AND YEAR-END VALUES

     The following table sets forth information concerning stock options under the MSIP held by the Named Officers at December 31, 1994. No stock options were exercised by the Named Officers in 1994.

                                   NUMBER OF
                                    SHARES        VALUE OF
                                  UNDERLYING     UNEXERCISED
                                  UNEXERCISED   IN-THE-MONEY
                                  OPTIONS AT     OPTIONS AT
NAME                               12/31/94     12/31/94 (3)
- ----                              -----------   ------------
John T. Ryan III                       7,631(1)   $   3,225
                                       4,159(2)   $       0
Werner E. Christen                         0         --
Thomas B. Hotopp                       3,720(1)   $   3,158
Frederick Tepper                       7,970(1)   $  41,333
James E. Herald                        3,930(1)   $   2,330

- ---------
(1)  Options exercisable at December 31, 1994.

(2)  Options not exercisable at December 31, 1994.

(3) Represents the amount by which the December 31, 1994 market value of the shares subject to certain unexercised options exceeded the option price of those options as follows: Mr. Ryan, 860 shares; Mr. Hotopp, 3,720 shares; Mr. Tepper, 6,470 shares; and Mr. Herald, 2,930 shares. At December 31, 1994, the option price of all other unexercised options exceeded the market value of the option shares.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors has furnished the following report on 1994 executive compensation:

     The Compensation Committee of the Board of Directors is responsible for recommending to the Board salaries and bonuses to be paid to the Company's corporate officers, including its executive officers. The Compensation Committee is also responsible for administering the Company's shareholder approved 1987 Management Share Incentive Plan (the "MSIP"), which permits the Committee to make discretionary grants of stock options and restricted stock as incentives to executive officers and other key employees.

     The Compensation Committee's policy in recommending salaries is designed to pay executive officer salaries at competitive levels necessary to attract and retain competent personnel while at the same time recognizing Company and individual performance factors. To do this, the Company periodically retains compensation consultants to assist in evaluating each United States domestic executive officer position and in determining the market level salary range for the position based on salaries paid for executive positions with similar duties and responsibilities by other manufacturing companies of comparable size and sales volumes. Between these periodic evaluations, market level salary ranges for each position are reviewed to reflect changes shown by data provided from compensation surveys. Within the market level salary range for each executive officer position, the salary to be paid to the individual officer is determined based on a consideration of Company and individual performance. For domestic officers other than the chief executive officer, Company performance, measured primarily by consolidated net income for the preceding year, and compensation survey data are used to establish the aggregate budget for salary adjustments. Individual salary adjustments are then determined by allocating the aggregate budget taking into consideration the relationship of the officer's current salary to the market level range and an evaluation of the officer's individual performance made initially by the chief executive officer or the officer's other immediate supervisor. In the case of the chief executive officer, the individual performance evaluation and the determination of the amount of the salary adjustment is made by the Compensation Committee.

     The Company has one executive officer located overseas, Werner E. Christen, a Vice President of the Company. Mr. Christen is the Managing Director of MSA Europe and the General Director of the Company's German subsidiary. The determination of Mr. Christen's salary is made in a manner similar to that used for domestic executive officers except that the market level salary range for his position is determined by reference to salaries paid for similar executive positions in Germany and corporate performance is measured by the income of the German subsidiary, rather than by consolidated net income. In determining Mr. Christen's salary, the Company also takes into account the fact that Mr. Christen does not participate in stock option and restricted stock awards made to other executive officers under the MSIP and also does not receive many of the insurance and other benefits available to domestic officers.

     The Committee considered 1994 executive officer salaries at its meeting in February 1994. The 1994 salaries of all executive officers remained at the same levels as in 1993. The Committee granted no increases in executive officer salaries for 1994 because at the time a Company-wide wage freeze was in effect for all Company personnel.

     The Company's annual bonus policy is designed to make a significant percentage of an executive officer's total cash compensation dependent upon corporate and individual performance. At targeted levels for domestic officers, this percentage is 40% of median market level salary for the chief executive officer, 30% for vice presidents and 22% or 13% for other officers. The percentage of the targeted bonus earned is initially determined as the percentage of achievement by the Company of a targeted level of consolidated earnings before interest and taxes for the year. The initial percentage determined by corporate performance may then be adjusted upward or downward for each officer based upon an evaluation of the individual officer's performance during the year, which is made initially by the chief executive officer or the officer's other immediate supervisor or, in the case of the chief executive officer, by the Compensation Committee. Individual bonuses may not exceed 150% of targeted levels. The total amount payable as bonuses in any year may not exceed the sum of (1) 2% of consolidated net income before bonuses and income taxes plus (2) 2% of the excess (if any) of (a) consolidated net income before bonuses and income taxes over (b) 16% of the consolidated shareholder's equity of the Company (excluding cumulative translation adjustments) at the end of the preceding year. The determination of the amount of the annual bonus to be paid to Mr. Christen is made after taking into consideration the income of the Company's German subsidiary and an evaluation of his individual performance.

     The Committee considered bonuses for 1994 at its meeting in February 1995. The amount of the 1994 bonus awarded to John T. Ryan III, the Chairman and Chief Executive Officer, reflected the percentage of achievement by the Company of the 1994 earnings target.

     Awards under the MSIP are intended to provide executive officers with long-term incentives in the form of stock-based compensation to remain with the Company and to work to increase shareowner value. Under both types of awards authorized by the MSIP, stock options and restricted stock, the value received by the officer is a direct function of the Company's success in achieving a long-term increase in the market value of its Common Stock. Historically, the Committee has considered the grant of stock option awards every second year and the grant of restricted stock awards every third year. In accordance with this practice, in February 1994 the Committee considered and granted awards under the MSIP in the form of incentive stock options. The stock options granted become exercisable six months after the date of grant and have a term of ten years, except that in the case of Mr. Ryan III the term is five years and the option becomes exercisable over three years in the annual amounts permissible for incentive stock options under the Internal Revenue Code. The option price is equal to fair market value on the date of grant, except that in the case of Mr. Ryan III the exercise price is 110% of the grant date fair market value. The options generally are exercisable only while the grantee remains an employee of the Company or a subsidiary, except that the options may be exercised for limited periods after a termination of employment due to death, disability or retirement or a voluntary termination with the consent of the Company.

     In determining the level of the incentive to be provided to an individual executive officer in the form of stock options, the Committee considers the opportunity for the officer to contribute to the achievement of the Company's financial and/or strategic goals. This is done first by fixing a targeted value for the officer's position equal to a percentage of the officer's cash compensation paid in the prior year which is 60% for the chief executive officer, 35% for vice presidents, and 35% or 20% for other executive officers. For the stock options granted in 1994, the prior year cash compensation included in the calculation was the sum of the officer's 1993 salary and the 1992 bonus. The targeted value for the position may then be adjusted upward or downward by up to 50% based on an assessment of the individual officer's performance. The number of shares covered by the options granted to each officer is computed by dividing the value as so determined by the per share market price of the Company's Common Stock on the date of the Committee's action. The amount of the incentive stock option granted to Mr. Ryan III in 1994 reflected the targeted value for the chief executive officer position.

     The Company believes that stock options granted under the MSIP qualify as "performance-based compensation" under new Section 162(m) of the Internal Revenue Code, and the Company does not anticipate that it will be affected by the cap on deductibility of executive compensation imposed by that Section.

     The foregoing report was submitted by the Compensation Committee of the Board of Directors:

                                            G. Donald Gerlach, Chairman
                                            Calvin A. Campbell, Jr.
                                            Helen Lee Henderson
                                            John T. Ryan, Jr.
                                            Leo N. Short, Jr.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     There are no interlocking relationships, as defined in regulations of the Securities and Exchange Commission, involving members of the Compensation Committee.

     Directors Gerlach, Henderson, Ryan, Jr. and Short served as members of the Compensation Committee during all of 1994, and director Campbell became a member of the Committee following his election as a director in April 1994. Former directors John P. Roche and John M. Arthur also served as members of the Compensation Committee in 1994 prior to their respective retirements as directors in April and August 1994.

     Mr. Ryan, Jr. and Mr. Short are each former officers of the Company, and Mr. Ryan, Jr. is the father of Mr. Ryan III. Mr. Gerlach is a partner in the law firm of Reed Smith Shaw & McClay, which provides legal services to the Company as its outside counsel. Mr. Campbell is a majority owner, a director and President and Chief Executive Officer of Goodman Equipment Corporation. During 1994, the Company and its affiliates received commissions of approximately $115,552 for acting as sales agents with respect to sales of certain mining locomotives and spare parts for Goodman Equipment Corporation.

RETIREMENT PLANS

     The following table shows the estimated annual retirement benefits payable upon normal retirement at age 65 under the Company's Non-Contributory Pension Plan for Employees to participating employees, including executive officers, in selected compensation and years-of-service classifications.

                                                   5 YEAR AVERAGE COMPENSATION
          YEARS OF            --------------------------------------------------------------------
          SERVICE             $100,000    $200,000    $300,000    $400,000    $500,000    $600,000
          --------            --------    --------    --------    --------    --------    --------
              5               $   6,476   $  14,226   $  21,976   $  29,726   $  37,476   $  45,226
             15                  19,428      42,678      65,928      89,178     112,428     135,678
             25                  32,380      71,130     109,880     148,630     187,380     226,130
             35                  45,332      99,582     153,832     208,082     262,332     316,582
             45                  55,332     119,582     183,832     248,082     312,332     376,582

- ---------

Notes:

1. Years of service are based upon completed months of service from date of hire to date of retirement.

2. The benefits actually payable under the plan will be subject to the limitations of Sections 415 and 401(a)(17) of the Internal Revenue Code. These limitations have not been reflected in the table. However, the Board of Directors has passed a resolution providing for the payment by the Company to officers on an unfunded basis of the difference between the amounts payable under the benefit formula of the plan and the benefit limitations of Sections 415 and 401(a)(17) of the Internal Revenue Code.

3. This table applies to employees born in calendar year 1935. The actual benefits payable will vary slightly depending upon the actual year of birth.

4. The benefits shown have been calculated using the Social Security law in effect on January 1, 1995, with a maximum taxable wage base of $61,200 assumed until retirement.

     The amounts shown in the table are straight-life annuity amounts, assuming no election of any available survivorship option, and are not subject to any Social Security or other offsets. Benefits under the plan are based on the highest annual average of the participant's covered compensation for any five consecutive years of service, with covered compensation including salary and bonus. As of December 31, 1994, years of service under the plan for the Named Officers were: Mr. Ryan III, 25.50 years; Mr. Hotopp, 3.42 years; Mr. Tepper,
37.28 years; and Mr. Herald, 7.33 years.

     Mr. Christen does not participate in the Company's retirement plans, but instead participates in a separate plan of the Company's German subsidiary. Assuming normal retirement at age 65, the annual retirement benefit payable to Mr. Christen under this plan would be approximately 45% of his final annual salary. Based upon his 1994 salary, the amount of Mr. Christen's annual retirement benefit is estimated to be approximately $120,000.

     The Company's Executive Insurance Program was established to assist members of senior management approved by the Board in procuring life insurance during their working careers and to provide them with additional flexibility and benefits upon retirement. Under the program, the Company's group term life insurance in excess of $50,000 is replaced with permanent insurance up to an approved amount. Premiums are paid by the Company and are included under "All Other Compensation" in the above compensation table. In lieu of insurance after retirement, the participant may elect (i) an uninsured death benefit from the Company in the insurance amount, which would be taxable when paid, or (ii) to have 75% of the insurance amount paid to him by the Company in monthly installments over 15 years. If the second uninsured alternative were selected, the annual amount payable by the Company upon retirement would be $50,000 for Mr. Ryan III and $30,000 for Messrs. Hotopp, Tepper and Herald. If either of the two uninsured alternatives are selected, the death benefit on the insurance policy would be paid to the Company. Mr. Christen does not participate in this program.

DIRECTOR COMPENSATION

     In the first quarter of 1994, directors who are not employees of the Company or one of its subsidiaries were paid a quarterly retainer of $3,500 and $700 for each Board meeting and each meeting of a Committee of the Board that they attended. Commencing April 1, 1994, non-employee directors receive a quarterly retainer of $4,000 and $1,000 per Board meeting attended. The fee for Committee meetings remains at $700 per meeting attended. Directors who are employees of the Company or a subsidiary do not receive additional compensation for service as a director. Under the Retirement Plan for Directors, directors who retire from the Board on or after attaining age 70 and completing at least 5 years of service as a director are entitled to receive a lifetime quarterly retirement allowance equal to the quarterly directors' retainer payable at the time of their retirement.

     The 1990 Non-Employee Directors' Stock Option Plan (the "DSOP") was approved by the shareholders at the 1991 Annual Meeting. Its purposes are to enhance the mutuality of interests between the Board and the shareholders by increasing the share ownership of non-employee directors and to assist the Company in attracting and retaining able persons to serve as directors. Under the DSOP, directors who are not employees of the Company or a subsidiary receive annual stock option grants to purchase up to 500 shares of Common Stock at an option price equal to the market value on the date the options are granted. The options become exercisable six months from the date of grant and expire ten years from the date of grant. Options which have not yet become exercisable are forfeited if the grantee ceases to be a director for reasons other than death or disability. Otherwise, unexpired options may generally be exercised for two years following termination of service as a director. The total number of shares which may be issued under the DSOP is limited to 50,000 shares of Common Stock. Pursuant to the terms of the DSOP, on May 2, 1994 options to purchase 500 shares of Common Stock at an exercise price of $40.027 per share were granted to directors Calihan, Campbell, Gerlach, Henderson, Ryan, Jr. and Short.

     Subsequent to their retirement as employees Messrs. Ryan, Jr. and Short each entered into a consulting agreement with the Company, providing an annual consulting fee as compensation for his advisory services. Mr. Ryan Jr.'s agreement provides for an annual consulting fee of $65,000, and the current term of the agreement expires in 1996. Mr. Short's consulting agreement has a one-year term, renewable from year to year. In 1994, the consulting fee under the agreement was $32,308. If Mr. Ryan, Jr. or Mr. Short were to become incapacitated or die prior to the end of the term, the balance of the fees for the term would be paid in a lump sum to him or his estate.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

   Among S&P 500 Index, Russell 2000 Index and Mine Safety Appliances Company

     Set forth below is a line graph comparing the cumulative total returns (assuming reinvestment of dividends) for the five years ended December 31, 1994 of $100 invested on December 31, 1989 in each of the Company's Common Stock, the Standard & Poor's 500 Composite Index and the Russell 2000 Index. Because its competitors are principally privately held concerns or subsidiaries or divisions of corporations engaged in multiple lines of business, the Company does not believe it feasible to construct a peer group comparison on an industry or line-of-business basis. The Russell 2000 Index, while including corporations both larger and smaller than the Company in terms of market capitalization, is composed of corporations with an average market capitalization similar to that of the Company.

                             [GRAPH APPEARS HERE]
                  COMPARISON OF FIVE YEAR CUMULATIVE RETURN
               AMONG MSA, S&P 500 INDEX AND RUSSELL 2000 INDEX

Measurement period       MSA                  S&P 500           RUSSELL 2000
(Fiscal year Covered)                          Index               Index
Measurement PT -
12/31/89                 $100                 $100              $100
FYE 12/31/90             $ 90                 $ 97              $ 81
FYE 12/31/91             $ 81                 $126              $118
FYE 12/31/92             $ 75                 $136              $139
FYE 12/31/93             $ 81                 $150              $166
FYE 12/31/94             $ 88                 $152              $163

                                 SECURITY OWNERSHIP

     Under regulations of the Securities and Exchange Commission, a person is considered the "beneficial owner" of a security if the person has or shares with others either the power to vote the security (voting power) or the power to dispose of the security (investment power). In the tables which follow, "beneficial ownership" of the Company's stock is determined in accordance with these regulations and does not necessarily indicate that the person listed as a "beneficial owner" has an economic interest in the shares indicated as "beneficially owned."

     The following table sets forth information regarding the amount and nature of beneficial ownership of the Company's Common Stock as of February 17, 1995 and 4-1/2% Cumulative Preferred Stock as of February 10, 1995 by each director and Named Officer and by all directors and executive officers as a group. Except as otherwise indicated in the footnotes to the table, the person named or a member of the group has sole voting and investment power with respect to the shares listed.
                                      10

                                                                                 4-1/2% CUMULATIVE
                                                      COMMON STOCK                PREFERRED STOCK
                                               --------------------------      ---------------------
                                                AMOUNT AND                     AMOUNT AND
                                                  NATURE OF      PERCENT         NATURE OF     PERCENT
                                                BENEFICIAL        OF           BENEFICIAL       OF
NAME                                           OWNERSHIP (1)    CLASS (1)        OWNERSHIP      CLASS
- ----                                           -------------   ----------      ------------    -------
John T. Ryan III                                 233,013(2)       4.00%         187              .79%
Joseph L. Calihan                                  4,250           .07%         --               --
Calvin A. Campbell, Jr.                              500           .01%         --               --
G. Donald Gerlach                                 19,600(3)        .34%         --               --
Helen Lee Henderson                              614,755(4)      10.57%         897(4)          3.80%
John T. Ryan, Jr.                                554,843(5)       9.54%         352(5)          1.49%
Leo N. Short, Jr.                                 16,730(6)        .29%         --               --
Werner E. Christen                                   400           .01%         --               --
Thomas B. Hotopp                                   7,604           .13%         --               --
Frederick Tepper                                  11,195(7)        .19%         --               --
James E. Herald                                    6,864           .12%         --               --
All executive officers and directors
  as a group (17 persons)                      1,475,830(8)      25.20%        1,436            6.09%

- ---------
(1) The number of shares of Common Stock beneficially owned and the number of shares of Common Stock outstanding used in calculating the percent of class include the following shares of Common Stock which may be acquired within 60 days upon the exercise of stock options held under the MSIP or the DSOP:
     Mr. Ryan III, 9,903 shares; Mr. Calihan, 700 shares; Mr. Campbell, none; Mr. Short, 900 shares; each other director, 1,100 shares; Mr. Hotopp, 3,720 shares; Mr. Tepper, 7,970 shares; Mr. Herald, 3,930 shares; and all directors and executive officers as a group, 40,903 shares. The number of shares of Common Stock beneficially owned also includes the following restricted shares awarded under the MSIP, as to which such persons have voting power only: Mr. Ryan III, 8,482 shares; Mr. Hotopp, 2,884 shares; Mr. Tepper, 2,045 shares; Mr. Herald, 2,380 shares; and all directors and executive officers as a group, 23,746 shares.

(2) Does not include 88,675 shares of Common Stock held by Mr. Ryan III's wife. Includes 17,500 shares of Common Stock held in a trust as to which Mr. Ryan III and Mr. Gerlach share voting and investment power as co-trustees.

(3) Does not include 100 shares of Common Stock owned by Mr. Gerlach's wife. Includes 17,500 shares of Common Stock held in a trust as to which Mr. Gerlach and Mr. Ryan III share voting and investment power as co-trustees.

(4) Includes 541,715 shares of Common Stock and 318 shares of 4-1/2% Cumulative Preferred Stock held in trusts, as to which Ms. Henderson shares voting and investment power with co-trustees. See the following discussion of the beneficial ownership of PNC Bank Corp. and Carl E. Glock, Jr.

(5) Includes 8,928 shares of Common Stock and 93 shares of 4-1/2% Cumulative Preferred Stock held in a testamentary trust under which Mr. Ryan, Jr. shares voting power with a co-trustee. Does not include 139,456 shares of Common Stock owned by Mr. Ryan, Jr.'s wife and 96,000 shares of Common Stock and 1,000 shares of 4-1/2% Cumulative Preferred Stock held in an irrevocable inter vivos trust under which Mr. Ryan, Jr.'s wife has voting power.

(6) Includes 4,600 shares of Common Stock as to which Mr. Short shares voting and investment power with his wife.

(7)  Does not include 3,665 shares of Common Stock owned by Mr. Tepper's wife.

(8) See the other footnotes above. Also includes 300 shares of Common Stock as to which an executive officer shares voting and investment power with his wife.

     As of February 17, 1995, to the best of the Company's knowledge, six persons or entities beneficially owned more than 5% of the Company's Common Stock. The beneficial ownership of Helen Lee Henderson and John T.

Ryan, Jr. appears in the immediately preceding table. The following table sets forth the beneficial ownership of the other 5% beneficial owners, based upon information provided by such persons:

                                            AMOUNT AND
                                             NATURE OF             PERCENT
NAME AND ADDRESS                            BENEFICIAL               OF
OF BENEFICIAL OWNER                          OWNERSHIP              CLASS
- -------------------                         ----------             -------

PNC Bank Corp.                                 663,579(1)(2)(3)      11.41%
PNC Bank Building                                     (4)(5)
Pittsburgh, Pennsylvania 15265

Helen Ruth Henderson                           407,026(3)(6)          7.00%
728 Fairview Road
Pittsburgh, Pennsylvania 15238

Carl E. Glock, Jr.                             397,004(5)             6.83%
2150 South Ocean Boulevard
Delray Beach, Florida 33483

State Farm Mutual Automobile                   375,422(7)             6.45%
  Insurance Company
One State Farm Plaza
Bloomington, Illinois 61710

- ---------
(1) All shares are held by subsidiary banks of PNC Bank Corp. ("PNC") in various fiduciary capacities. The banks have sole voting and investment power with respect to 60,504 and 3,000 shares, respectively, and share voting and investment power with respect to 602,983 and 598,351 shares, respectively.

(2)  Includes 8,928 shares as to which PNC and Mr. Ryan, Jr. share voting power.

(3) Includes 52,340 shares as to which PNC and Helen Ruth Henderson share voting and investment power.

(4) Includes 144,711 shares as to which PNC and Helen Lee Henderson share voting and investment power with a third person as co-trustees. The trustees have delegated the authority to vote these shares to Helen Lee Henderson.

(5) Includes 397,004 shares as to which PNC, Helen Lee Henderson and Mr. Glock share voting and investment power as co-trustees. The trustees have delegated the authority to vote these shares to Helen Lee Henderson.

(6) Helen Ruth Henderson has sole voting and investment power with respect to 309,134 shares and shares voting and investment power with respect to 97,892 and 52,340 shares, respectively. Does not include 6,240 shares of Common Stock held by Helen Ruth Henderson's husband. Helen Ruth Henderson is the mother of Helen Lee Henderson.

(7) Based upon their Schedule 13G filed with Securities and Exchange Commission, as of December 31, 1994 State Farm Mutual Automobile Insurance Company and related entities had sole voting and investment power over 375,422 shares of Common Stock, of which 169,622 shares were held by State Farm Growth Fund, Inc. and 205,800 shares were held by the State Farm Employees Savings and Thrift Plan.

     Section 16(a) of the Securities and Exchange Act of 1934 requires that directors and officers of the Company and beneficial owners of more than 10% of its Common Stock file reports with the Securities and Exchange Commission with respect to changes in their beneficial ownership of equity securities of the Company. During 1994, a report of director Henderson with respect to one transaction by a trust was filed eight days late. Based solely upon a review of the copies of such reports furnished to the Company and written representations by certain persons that reports on Form 5 were not required, the Company believes that all other 1994 Section 16(a) filing requirements applicable to its directors, officers and greater-than-10% beneficial owners were complied with.

                                 PROPOSAL NO. 2
                             SELECTION OF AUDITORS

     Because of the importance to the shareholders of having the Company's accounts reviewed by independent accountants, it is the opinion of the Board of Directors that the selection of auditors should be submitted to the shareholders. The firm of Price Waterhouse LLP has been the independent auditors for the Company since 1959. Price Waterhouse LLP has advised the Company that neither the firm nor any of its partners has any direct or material indirect financial interest in the Company or any of its subsidiaries.

     As independent accountants for the fiscal year ended December 31, 1994 Price Waterhouse LLP provided auditing services in connection with their examination of the consolidated financial statements of the Company, the separate financial statements of its subsidiaries and periodic filings made by the Company with the Securities and Exchange Commission.

     The Board of Directors recommends a vote for the selection of Price Waterhouse LLP as independent auditors, and proxies received in the accompanying form will be so voted, unless a contrary specification is made. It is expected that one or more representatives of Price Waterhouse LLP will be present at the Annual Meeting with the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions. See "Election of Directors" for information concerning the Audit Committee of the Board of Directors.

     Approval of this proposal requires the affirmative vote of a majority of the votes cast on the proposal at the Annual Meeting by the holders of Common Stock voting in person or by proxy. Under the Pennsylvania Business Corporation Law, an abstention is not a vote cast and will not be counted in determining the number of votes required for approval, though it will be counted in determining the presence of a quorum. In the event the proposal is not approved, the Board will treat this as a recommendation to consider other auditors for 1996.

                                 OTHER MATTERS

     The Board of Directors does not know of any matters, other than those referred to herein, which will be presented for action at the meeting. However, in the event of a vote on any other matter that should properly come before the meeting, it is intended that proxies received in the accompanying form will be voted thereon in accordance with the discretion and judgment of the persons named in the proxies.

                           ANNUAL REPORT ON FORM 10-K

     UPON WRITTEN REQUEST TO THE UNDERSIGNED SECRETARY OF THE COMPANY (AT THE ADDRESS SPECIFIED ON PAGE 1) BY ANY SHAREHOLDER WHOSE PROXY IS SOLICITED HEREBY, THE COMPANY WILL FURNISH A COPY OF ITS 1994 ANNUAL REPORT ON FORM 10-K TO THE SECURITIES AND EXCHANGE COMMISSION, TOGETHER WITH FINANCIAL STATEMENTS AND SCHEDULES THERETO, WITHOUT CHARGE TO THE SHAREHOLDER REQUESTING SAME.

                           1996 SHAREHOLDER PROPOSALS

     To be eligible for inclusion in the Company's proxy statement for the 1996 Annual Meeting, any shareholder's proposal(s) must be received by the Company at its principal executive offices not later than November 16, 1995.

                            EXPENSES OF SOLICITATION

     All expenses incident to the solicitation of proxies by the Board of Directors will be paid by the Company. The Company will, upon request, reimburse brokerage houses and other custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred in forwarding copies of solicitation material to beneficial owners of Common Stock held in the names of such persons. In addition to solicitation by mail, in a limited number of instances, regular employees of the Company may solicit proxies in person or by telegraph or telephone. Employees will receive no additional compensation for any such solicitation.

                                          By Order of the Board of Directors,

                                                     DONALD H. CUOZZO
                                                         Secretary

(Logo) logo of Mine Safety Appliances Company

  MINE SAFETY APPLIANCES COMPANY      P.O. BOX 426, PITTSBURGH, PENNSYLVANIA
                        15230      PHONE (412) 967-3000

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO THE HOLDERS OF 4-1/2% CUMULATIVE PREFERRED STOCK
  OF MINE SAFETY APPLIANCES COMPANY:

     Notice is hereby given that the Annual Meeting of Shareholders of Mine Safety Appliances Company will be held on Wednesday, April 26, 1995, at 10:00 A.M., local Pittsburgh time, at the Company's headquarters, 121 Gamma Drive, RIDC Industrial Park, O'Hara Township, Pittsburgh, Pennsylvania for the purpose of considering and acting upon the following:

          (1) Election of Directors: The election of two directors for a term of three years and one director for a term of one year;

          (2) Selection of Auditors: The selection of independent auditors for the year ending December 31, 1995;

and such other business as may properly come before the Annual Meeting or any adjournment thereof.

     Only the holders of Common Stock of the Company of record on the books of the Company at the close of business on February 17, 1995 are entitled to notice of and to vote at the meeting and any adjournment thereof. You are cordially invited to attend the meeting even though as a holder of 4-1/2% Cumulative Preferred Stock you have no voting rights.

                                            By Order of the Board of Directors,

                                                       DONALD H. CUOZZO
                                                           Secretary

March 15, 1995

   PROXY--MINE SAFETY APPLIANCES COMPANY--1995 ANNUAL MEETING OF SHAREHOLDERS

    The undersigned hereby appoints JOHN T. RYAN, JR., JOHN T. RYAN III and DONALD H. CUOZZO, or any of them, as proxies, with power of substitution, to vote all shares of MINE SAFETY APPLIANCES COMPANY which the undersigned is entitled to vote at the 1995 Annual Meeting of Shareholders and any adjournment thereof:

       THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2 BELOW:

1. (A) Election of two Directors for terms expiring in 1998.
       Nominees: Helen Lee Henderson and John T. Ryan III
   (B) Election of one Director for a term expiring in 1996.
       Nominee: Leo N. Short, Jr.


    FOR all nominees listed (except as     WITHHOLD AUTHORITY to
    marked to the contrary below) [ ]      vote for all nominees listed [ ]


(Instructions: To withhold authority to vote for any nominee, write that nominee's name on the line provided below.)

- --------------------------------------------------------------------------------

2. Selection of Price Waterhouse LLP as independent auditors.

                                        FOR [ ]     AGAINST [ ]    ABSTAIN [ ]

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

    THIS PROXY WILL BE VOTED AS DIRECTED, OR, IF NO DIRECTION IS GIVEN, FOR ITEMS 1 AND 2 ABOVE. A VOTE FOR ITEM 1 INCLUDES DISCRETIONARY AUTHORITY TO VOTE FOR A SUBSTITUTE IF ANY NOMINEE LISTED BECOMES UNABLE OR UNWILLING TO SERVE. The proxies named are authorized to vote in their discretion upon such other matters as may properly come before the meeting or any adjournment thereof.

    The undersigned hereby revokes all previous proxies for such Annual Meeting, acknowledges receipt of the Notice of Annual Meeting and Proxy Statement, and ratifies all that said proxies may do by virtue hereof.

                                 Dated.................................., 1995
                                 ...................................... (SEAL)
                                 ...................................... (SEAL)
                                                 (Signature)
                                 Please sign exactly as your name appears hereon. FOR JOINT ACCOUNTS, EACH JOINT OWNER SHOULD SIGN. When signing as attorney, executor, administrator, trustee, etc., please give your full title as such. If a corporation, please sign full corporate name by President or other authorized officer and give full title. If a partnership, please sign in partnership name by authorized person and give full title.


   PLEASE MARK, DATE, EXECUTE AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED
                                   ENVELOPE.